Exhibit 10(w)
Wells Fargo & Company Chairman / CEO Post-Retirement Policy
For a period of two years following the date of retirement of a management Chairman of the Board of Wells Fargo & Company or CEO of Wells Fargo & Company who was elected on or after January 1, 2005, the Company, if approved by the Human Resources Committee, may provide the retired Chairman or CEO with an office, an administrative assistant and part-time driver at the Company’s expense. The benefits provided under this Post-Retirement Policy are conditioned upon the retired Chairman or CEO continuing to be available for consultation with management and to represent the Company with customers, the community and team members during the two year period. The monthly fair market value of the use of the office, the services provided by the administrative assistant and the services provided by the driver will be taxable to the retired Chairman or CEO each calendar year according to the Internal Revenue Code and IRS rules as calculated by the Company. In the event the retired Chairman or CEO dies during the time that the Chairman or CEO is covered under this Post-Retirement Policy, all benefits provided under the Post-Retirement Policy will cease.